Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Subsidiary Name	Jurisdiction of Incorporation
Arbor Scientific Co. Ltd.	Canada
Boreal Laboratories Ltd.	Canada
CDRV Holdings, Inc.	Delaware
KEBO Lab AB	Sweden
KMF Laborchemie Handels GmbH	Germany
LabIT Solutions AB	Sweden
Northwest Scientific Supply Ltd.	Canada
Schoeps Beteiligungs- und Verwaltungsgsgesellschaft mbH	Germany
Science Kit, Inc.	New York
Servicios Cientificos Especializados, S. de R.L. de C.V.	Mexico
VWR, Inc.	Delaware
VWR International AB	Sweden
VWR International AG	Switzerland
VWR International ApS	Denmark
VWR International AS	Norway
VWR International B.V.	Netherlands
VWR International bvba	Belgium
VWR International Co.	Canada
VWR International Eurolab, S.L.	Spain
VWR International Europe bvba	Belgium
VWR International Europe GmbH	Germany
VWR International Europe S.ar.L.	Luxembourg
VWR International GmbH	Germany
VWR International GmbH	Austria
VWR International Holdings, Inc.	Delaware
VWR International Immobilien GmbH	Germany
VWR International, Inc.	Delaware
VWR International Ltd	United Kingdom
VWR International — Material de Laboratório, Lda.	Portugal
VWR International North America S.ar.L.	Luxembourg
VWR International Oy	Finland
VWR International S.A.S.	France
VWR International S. de R.L. de C.V.	Mexico
VWR International S.r.l.	Italy
Ward’s Natural Science Establishment, Inc.	Delaware